AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the "Amendment") by and between Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), and S. P. Johnson, IV (the "Executive"), effective as of January 23, 2006, is an amendment to that certain Employment Agreement by and between the Company and the Executive dated as of June 13, 1997 (the "Employment Agreement").

RECITALS

The Company and the Executive have previously entered into the Employment Agreement to provide for terms and conditions of the Executive's employment by the Company; and

The Company and the Executive have agreed to make certain mutually beneficial changes to the Employment Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Section 3(c)(i) of the Employment Agreement is amended to read hereafter as follows:

"(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution, in absolute terms, in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;"

2. Section 3(c) of the Employment Agreement is hereby amended by adding the following to the end thereof:

"Notwithstanding any provision to the contrary, in order for any event(s) in subparagraph (i) through (vi) above to constitute "Good Reason" for purposes of this Agreement, (A) the Executive must notify the Company via Notice of Termination within 180 days following the occurrence of the event(s) that the Executive intends to terminate his employment with the Company because of the occurrence of Good Reason (which event must be described by the Executive in reasonable detail in the Notice of Termination) and (B) within 60 days after receiving such Notice of Termination from the Executive, the Company must fail to reinstate the Executive to the position he was in, or otherwise cure the circumstances giving rise to Good Reason."

3. Section 3(d) of the Employment Agreement is amended to read hereafter as follows:

"(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason or without any reason during a Window Period, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(d) of this Agreement. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder."

4. Section 4(a)(i)(D) of the Employment Agreement is amended to read hereafter as follows:

"D. Effective as of the Date of Termination, (1) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a "Compensatory Award") that is outstanding as of a time immediately prior to the Date of Termination and (2) unless a longer post-employment term is provided in the applicable award agreement, the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date; and"
5. Section 6 of the Employment Agreement is amended to read hereafter as follows:

"6. Full Settlement; Resolution of Disputes.

(a) The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. In the event (i) prior to a Change in Control, the Executive’s employment is terminated for any reason other than Executive’s voluntary termination (with or without Good Reason), or (ii) within two years after a Change in Control, the Executive’s employment is terminated by the Company or the Executive for any reason, the Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any arbitration pursuant to Section 6(b) (regardless of the outcome thereof) initiated by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the annual percentage rate which is three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition), or, if such rate is not then so published on at least a weekly basis, the interest rate announced by Chase Manhattan Bank (or its successor), from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law; provided, further, that if the Executive is not the prevailing party in any such arbitration, then he shall, upon the conclusion thereof, repay to the Company any amounts that were previously advanced pursuant to this sentence by the Company as payment of legal fees and expenses.

(b) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this Agreement by a single arbitrator selected in accordance with the CPR Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Harris County, Texas. The arbitrator's decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator's reasoned decision and award shall be binding on both parties. Nothing herein is or shall be deemed to preclude the Company's resort to the injunctive relief prescribed in this Agreement, including any injunctive relief implemented by the arbitrator pursuant to this Section 6(b). The parties will each bear their own attorneys' fees and costs in connection with any dispute, except in the circumstances in which the Company is required to advance the Executive’s attorneys’ fees in accordance with Section 6(a).

(c) If, upon a termination within two years following a Change in Control, there shall be any dispute between the Company and the Executive concerning (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause or Disability, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed or whether such termination occurred during a Window Period, then, unless and until there is a final, determination by an arbitrator declaring that such termination was for Cause or not for Disability or that the determination by the Executive of the existence of Good Reason was not made in good faith or that the termination by the Executive did not occur during a Window Period, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the

Company would be required to pay or provide pursuant to Section 4(a) hereof as though such termination were by the Company without Cause or by the Executive with Good Reason or during a Window Period; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such arbitrator not to be entitled.

(d) Notwithstanding any provision of Section 4, except in the case of a termination of employment within two years following a Change in Control, the Company's obligation to pay the amounts due on any termination of employment under Section 4 (other than the Accrued Obligations) are conditioned on the Executive's execution (without revocation during any applicable statutory revocation period) of a waiver and release of any and all claims against the Company and its affiliates in such form as may be prescribed by the Company."

6. Sections 10(a) and (b) of the Employment Agreement are hereby amended to read hereafter as follows:

"10. Non-Compete and Non-Solicitation

(a) The Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that during the Employment Period and, if the Date of Termination occurs by reason of the Executive terminating his employment for reasons other than Disability or Good Reason and other than during a Window Period, for a period of one year after the Date of Termination, he will not either within 20 miles of any geographic location with respect to which he has devoted substantial attention to the material business interests of the Company or any of its affiliated companies or with respect to any immediate geologic trends in which the Company or any of its affiliated companies is active as of the Date of Termination, without regard, in either case, to whether the Executive has worked at such location (the "Relevant Geographic Area"), (i) accept employment or render service to any person that is engaged in a business directly competitive with the business then engaged in by the Company or any of its affiliated companies, (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company or any of its affiliated companies or (iii) regardless of geographic area, directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (A) hire, contract or solicit, or attempt any of the foregoing, with respect to hiring any employee of the Company or its affiliated companies, or (B) induce or otherwise counsel, advise or encourage any employee of the

Company or its affiliated companies to leave the employment of the Company or its affiliated companies (all of the foregoing activities described in (i), (ii) and (iii) are collectively referred to as the "Prohibited Activity"). For the avoidance of doubt, the provisions of this Section 10 will not apply following a termination of the Executive's employment by the Company with or without Cause, by the Executive due to Disability or Good Reason or by the Executive during a Window Period.

(b) In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 10 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law. "

7. Section 12(g) of the Employment Agreement is hereby amended to read hereafter as follows:

"(g) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement; provided, however, that any claim for "Good Reason" termination must be raised within 180 days following the occurrence of the event giving rise to the right to terminate for "Good Reason" as set forth in Section 3(c) hereof."

8. If any provision provided herein or in the Employment Agreement results in the imposition of an excise tax under the provisions of Section 409A of the Internal Revenue Code and related regulations and Treasury pronouncements ("Section 409A"), the Executive and the Company agree that each will use good faith efforts to reform any such provision to avoid imposition of any such excise tax in the manner that the Executive and the Company mutually determine are appropriate to comply with Section 409A.

9. By execution of this Amendment, Executive acknowledges and agrees that he has no present claim against the Company for a breach of the Employment Agreement or any right to terminate employment for Good Reason, and the Company acknowledges and agrees that it has no present claim against the Executive for breach of the Employment Agreement and no present grounds on which to terminate Executive for Cause.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CARRIZO OIL & GAS, INC.

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Chief Financial Officer, Secretary  and Treasurer

EXECUTIVE

/s/ S.P. Johnson, IV
S.P. Johnson, IV